Tuesday, August 25, 2009, 9:29am EDT

i2Telecom hires Roberson as CFO

Atlanta Business Chronicle

Roswell, Ga.-based i2Telecom International Inc. tapped industry veteran Richard Roberson as its new chief financial officer.

Roberson recently was CFO of Dallas-based Excel Telecommunications. Prior, he was CFO of Enfora, Inc. from 1999 to 2008 and for IWL Communications Inc. from 1996 to 1998.

“Mr. Roberson, with his experience in the telecommunications industry, is a key addition to our management team,” said Andy Berman, CEO of i2Telecom, in a news release. “His background in the industry and enterprise leadership is exactly what we need from our CFO. He will be an instrumental member of our team as we continue to grow our business and transition from research/development to an operating company.”

I2Telecom (OTC BB: ITUI) provides telecommunications services through voice-over-Internet protocol technology.